EXHIBIT 10.2

DESCRIPTION OF CATELLUS DEVELOPMENT CORPORATION

TRANSITION INCENTIVE PLAN

1.	Purpose of Plan

On February 10, 2004, the Compensation and Benefits Committee of the Board of Directors of Catellus Development Corporation (the “Company”) approved the design of a Transition Incentive Plan (the “TIP” or “Plan”). The TIP was designed in conjunction with the overall executive compensation program for 2004, which included a reduction in the maximum cash bonus opportunities for most executives. The purpose of the TIP is to reward executives for attaining certain key milestones related to the transition of the Company from a C corporation to a real estate development trust, or REIT.

2.	Performance Period

The performance period for the TIP began on January 1, 2004, and will end on December 31, 2006.

3.	Relationship to Catellus Development Corporation 2003 Performance Award Plan

TIP awards are intended to be performance-based awards under the Catellus Development Corporation 2003 Performance Award Plan.

4.	Performance Unit Awards; Tranches; Performance Measures

TIP awards are non-voting units of measurement (“Performance Units”) that are deemed to represent one share of the Company’s common stock. Each award of Performance Units consists of four separate tranches, or parts, each of which will vest and become non-forfeitable based on the degree of achievement of the performance targets, or goals, set by the Compensation and Benefits Committee for the following four performance measures (collectively, the “Performance Measures”): (1) completion of vertical projects under construction; (2) completion of infrastructure projects under construction; (3) reduction in the dollar amount of contingent liabilities; and (4) net monetization of non-core assets.

5.	Participation in the Plan

The Compensation and Benefits Committee determines the executives who participate in the TIP.

6.	Performance Unit Accounts; Dividend Equivalents

Each participant has an account under the TIP (the “Performance Unit Account”). The Compensation and Benefits Committee determines the number of Performance Units in each separate tranche awarded to each participant. The number of Performance Units awarded is credited to the participant’s Performance Unit Account. Each participant is entitled to dividend equivalents on his or her Performance Units representing dividends on an equal number of shares of the Company’s common stock. The dividend equivalents are payable by the crediting of additional Performance Units to the participant’s Performance Unit Account.

7.	Vesting of Awards

As of December 31, 2004, the Compensation and Benefits Committee will determine the extent to which each performance target for each Performance Measure has been achieved. For each Performance Measure for which at least 50% of the performance target has then been achieved, the tranche corresponding to that Performance Measure will become vested and non-forfeitable as to 50% of the Performance Units in that tranche; provided, however, that as to certain participants the vesting date will be deferred for one year.

If 50% of the performance target for any Performance Measure is not achieved by December 31, 2004, the Compensation and Benefits Committee will determine the calendar quarter (if any) ending on or before December 31, 2006, in which 50% of such performance target is first achieved. Upon any such achievement, the tranche corresponding to that Performance Measure will become vested and non-forfeitable as to 50% of the Performance Units in that tranche; provided, however, that as to certain participants the vesting date will be deferred for one year.

After 50% of the performance target for any Performance Measure has been achieved, the Compensation and Benefits Committee will determine the additional extent (if any) to which such performance target is achieved as of the end of each calendar year ending on or before December 31, 2006. The percentage vesting of the tranche corresponding to such Performance Measure will be increased to match the percentage of achievement of the performance target for such Performance Measure; provided, however, that as to certain participants the vesting date will be deferred for one year.

Notwithstanding anything to the contrary stated above, if at any time after December 31, 2004, the Compensation and Benefits Committee determines that 100% of a performance target for a Performance Measure has been achieved, the tranche corresponding to such Performance Measure will become fully vested; provided, however, that as to certain participants the vesting date will be deferred for one year.

8.	Forfeiture of Performance Units

If at least 50% of the performance target for any Performance Measure is not achieved by December 31, 2006, each participant will forfeit all of the Performance Units in the tranche that corresponds to such Performance Measure. If at least 50% but less than 100% of a performance target for any Performance Measure has been achieved by December 31, 2006, each participant will forfeit a proportionate number of Performance Units in the corresponding tranche.

9.	Payment for Performance Stock Units

Any vested Performance Units will be payable in the form of an equal number of shares of the Company’s common stock based on the fair market value of the stock.